EXHIBIT 3.1

          CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF
                    SERIES B CONVERTIBLE PREFERRED STOCK
                      AND ARTICLES OF AMENDMENT TO THE
                   RESTATED ARTICLES OF INCORPORATION OF
                     UNITED SHIPPING & TECHNOLOGY, INC.


        Pursuant to the provisions of the Utah Revised Business Corporation Act, the undersigned corporation adopts the following certificate of designation and articles of amendment to its Restated Articles of Incorporation, as amended to date:

        FIRST:          The name of the corporation is United Shipping &
                        Technology, Inc.

        SECOND: Pursuant to the authority vested in the Board of Directors by this corporation's Restated Articles of Incorporation, as amended to date, the Board of Directors of this corporation by unanimous written consent pursuant to Section 16-10a-602 of the Utah Revised Business Corporation Act did adopt on May 15, 2000, without shareholder action, the following resolutions, authorizing the creation and designation of a series of preferred stock designated as Series B Convertible Preferred Stock as set forth on Exhibit A attached hereto, which resolutions amend this corporation's Restated Articles of Incorporation, as amended to date, as contemplated thereby and pursuant to Exhibit A attached hereto:

                                   RESOLVED that, in order to comply with
                              and fulfill its obligations under the
                              Transaction Documents, the Corporation will be required to amend its Articles of Incorporation in order to designate a new class or series of its authorized preferred shares as set forth on Exhibit "B" to these Consent Resolutions (the "Charter Amendment"); and

                                   RESOLVED FURTHER, that the Board of
                              Directors, acting under authority of its Articles of Incorporation and Sections 16-10a-1002(1)(e) and 16-10a-602(1) of the
                              Act, hereby approves and adopts the Charter
                              Amendment; and

                                   RESOLVED FURTHER, that, in the manner
                              required by law and by the Corporation's
                              Articles of Incorporation, the appropriate officers of the Corporation be and they hereby are authorized and directed to cause to be prepared, and to execute, and to file with the Division of Corporations and Commercial Code of the State of Utah, appropriate amendment documents causing the amendment of the Corporation's Articles of Incorporation in the manner contemplated by the Charter Amendment and these Consent Resolutions.

        In witness whereof, this certificate of Designation of Series B Convertible Preferred Stock is hereby executed on behalf of this corporation this 30th day of May, 2000.

                                         United Shipping & Technology, Inc.


                                         By: /s/ Kenneth D. Zigrino
                                             -----------------------------
                                             Kenneth D. Zigrino,
                                             Secretary and General Counsel



                                 Exhibit A


           UNITED SHIPPING & TECHNOLOGY, INC. (THE "CORPORATION")
                 SERIES B CONVERTIBLE PREFERRED STOCK TERMS


      Section 1. Designation and Amount. The number of authorized shares of Series B Convertible Preferred Stock, par value $.004 per share (the "Series B Preferred Stock"), shall be 10,000,000. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up rank senior to the Company's common stock, par value $.004 per share ("Common Stock"), the Company's Series A Cumulative Convertible Preferred Stock, par value $.004 per share, and to each other class of capital stock of the Company now or hereafter established (collectively, the "Junior Securities"). The definition of Junior Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities

      Section 2. Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series B Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series B Preferred Stock had all of the outstanding Series B Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

      Section 3. Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (a "Liquidation Event"), each holder of Series B Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of Series B Preferred Stock (each, a "Share") held by such holder (plus all accrued and unpaid dividends thereon). If upon any such Liquidation Event, the Corporation's assets to be distributed among the holders of the Series B Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus any unpaid dividends thereon) of the Series B Preferred Stock held by each such holder. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation Event to each record holder of Series B Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such Liquidation Event. A Change of Control shall not be deemed a Liquidation Event for purposes of this Section 3.

      Section 4.  Redemptions.

      4A.   Mandatory Redemption.  Subject to the provisions of this
Section 4, on May 31, 2006 (the "Redemption Date"), the Corporation will be required to redeem each outstanding Share at a price equal to the Liquidation Value per such Share.

      4B. Redemption Payments. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in cash immediately available funds equal to the Liquidation Value of such Share (plus all unpaid dividends thereon) (the "Redemption Price"). If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to pay the Redemption Price for the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to pay the balance of the cash portion of the Redemption Price for the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

      4C. Notice of Redemption. Each holder of Series B Preferred Stock shall give written notice of its election to exercise its redemption rights under Section 4A above to the Corporation not more than thirty (30) nor less than ten (10) days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Shares.

      4D. Dividends After Redemption Date. No Share shall be entitled to any dividends declared after the date on which the Redemption Price of such Share is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

      4E.   Reacquired Shares.  Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

      4F.   Change of Control.

            (i) Promptly after the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall commence (or cause to be commenced) an offer to purchase all outstanding shares of Series B Preferred Stock pursuant to the terms described in Section 4G(iv) (the "Change of Control Offer") at a purchase price equal to the Liquidation Value for each Share (plus any unpaid dividends thereon) (the "Change of Control Amount") on the Change of Control Payment Date, and shall purchase (or cause the purchase of) any Shares of Series B Preferred Stock tendered in the Change of Control Offer pursuant to the terms hereof.

            (ii) At the option of each holder of Series B Preferred Stock, the Change of Control Amount payable to such holder shall be payable (i) in cash, (ii) in a number of shares of Common Stock (or the securities of the entity into which the Common Stock became converted or was exchanged in connection with the Change of Control) determined by dividing the portion of the Change of Control Amount that would otherwise be paid in cash (and which the holder has elected to receive in shares) by the Conversion Price in effect as of the date on which the Change of Control occurred (which will determine the number of shares of the Corporation that the holder would receive, which shall then be used to determine the number of shares of the successor entity, if applicable, that the holder is entitled to receive), or (iii) in a combination of cash and such shares.

            (iii) If a holder elects to receive the Change of Control Amount in cash, prior to the mailing of the notice referred to in Section 4G(iv), but in any event within 20 days following the date on which a Change of Control has occurred, the Corporation shall (A) promptly determine if the purchase of the Series B Preferred Stock for cash would violate or constitute a default under the Indebtedness of the Corporation and (B) either shall repay to the extent necessary all such Indebtedness of the Corporation that would prohibit the repurchase of the Series B Preferred Stock pursuant to a Change of Control Offer or obtain any requisite consents or approvals under instruments governing any Indebtedness of the Corporation to permit the repurchase of the Series B Preferred Stock for cash. The Corporation shall first comply with this
Section 4G(iii) before it shall repurchase for cash any Series B Preferred Stock pursuant to this Section 4G.

            (iv) At least within 20 days following the date on which a Change in Control has occurred, the Corporation shall send, by first-class mail, postage prepaid, a notice (a "Change of Control Notice") to each holder of Series B Preferred Stock. If applicable, such notice shall contain all instructions and materials necessary to enable such holders to tender Series B Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

                  (A) that a Change of Control has occurred, that a Change of Control Offer is being made pursuant to this Section 4G and that all Series B Preferred Stock validly tendered and not withdrawn will be accepted for payment;

                  (B) the purchase price (including the amount of accrued dividends, if any) and the purchase date (which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

                  (C) that holders electing to have any Share purchased pursuant to a Change of Control Offer will be required to surrender stock certificates representing such Shares, properly endorsed for transfer, at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date;

                  (D) that holders will be entitled to withdraw their election if the Corporation receives, not later than five business days prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the number of shares of Series B Preferred Stock the holder delivered for purchase and a statement that such holder is withdrawing its election to have such Shares purchased;

                  (E) that holders who tender only a portion of the Shares represented by a certificate delivered will, upon purchase of the Shares tendered, be issued a new certificate representing the unpurchased Shares; and

                  (F) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control).

            (v) The Corporation will comply with any tender offer rules under the Exchange Act which may then be applicable in connection with any offer made by the Corporation to repurchase the Shares as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions hereof, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligation hereunder by virtue thereof.

            (vi) On the Change of Control Payment Date, the Corporation shall (A) accept for payment the Shares validly tendered pursuant to the Change of Control Offer, (B) pay to the holders of Shares so accepted the purchase price therefor, at the option of each such holder, in cash or Common Stock (or the securities of the entity into which the Common Stock became converted in connection with the Change of Control) as provided in
Section 4G(ii) above and (C) cancel each surrendered certificate and retire the shares represented thereby. Unless the Corporation defaults in the payment for the Shares tendered pursuant to the Change of Control Offer, all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor on the Change of Control Payment Date.

            (vii) To accept the Change of Control Offer, the holder of a Share shall deliver, prior to the close of business on the business day prior to the Change of Control Payment Date, written notice to the Corporation (or an agent designated by the Corporation for such purpose) of such holder's acceptance, together with certificates evidencing the Shares with respect to which the Change of Control Offer is being accepted, duly endorsed for transfer.

      Section 5.  Voting Rights.

      5A.   Election of Directors.  In the election of directors of the
Corporation, the holders of the Series B Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Corporation's capital stock and with each Share of Series B Preferred Stock entitled to one vote, shall be entitled to elect one (1) director to serve on the Corporation's Board of Directors until his successor is duly elected by the holders of the Series B Preferred Stock or he or she is removed from office by the holders of the Series B Preferred Stock. If the holders of the Series B Preferred Stock for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Series B Preferred Stock elect a director to fill such position and shall not be filled by resolution or vote of the Corporation's Board of Directors or the Corporation's other stockholders. For so long as 20% of the Series B Preferred Stock originally issued pursuant to the Purchase Agreement (excluding any Series B Preferred Stock issued upon exercise of the Preferred Warrants) remains outstanding, the Corporation's Board of Directors shall consist of not more than eight (8) directors without the prior written approval of the holders of two- thirds of the outstanding shares of the Series B Preferred Stock. For so long as the holders of Series B Preferred Stock are entitled to elect a director, the director so elected shall be appointed to each committee of the Corporation's Board of Directors, including, without limitation, the Corporation's Compensation Committee. The rights of the holders of the Series B Preferred Stock set forth in the first and fourth sentences of this Section 5A shall terminate upon the Purchasers ceasing to own, beneficially and of record, at least 5% of the Common Stock Deemed Outstanding (excluding for purposes of this calculation any issuances by the Company of Common Stock, Options or Convertible Securities after May 31, 2000 other than pursuant to the Warrant and the Stock Option Plan).

      5B. Other Voting Rights. The holders of the Series B Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation's bylaws, and except as otherwise required by applicable law, the holders of the Series B Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Share of Series B Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Series B Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

      5C. Covenants. In addition, so long as 20% of the Series B Preferred Stock originally issued pursuant to the Purchase Agreement (excluding any Series B Preferred Stock issued upon exercise of the Preferred Warrants) remains outstanding, the affirmative vote of the holders of two- thirds of the then outstanding shares of Series B Preferred Stock, voting together as a single class, shall be necessary to:

            (i) alter or change the preferences, rights or powers of the Series B Preferred Stock;

            (ii) increase or decrease the authorized number of shares of Series B Preferred Stock;

            (iii) amend, alter, repeal or waive any provision of the Corporation's Articles of Incorporation (including any articles of amendment and whether by amendment, merger or otherwise) or the By-laws;

            (iv) issue any additional Series B Preferred Stock (other than in connection with the exercise of the Warrants) to the or create, authorize or issue any capital stock that ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) to or pari passu with the Series B Preferred Stock;

            (v) directly or indirectly declare or pay any dividends or make any distributions upon, or repurchase or redeem, any of its capital stock or other equity securities (or any securities directly or indirectly convertible into or exercisable or exchangeable for equity securities), other than (i) with respect to the Series B Preferred Stock, (ii) the repurchase of Options (or Common Stock issued upon exercise thereof) issued pursuant to the Stock Option Plans in accordance with their respective terms, (iii) any mandatory prepayment required pursuant to the terms of the Iver Note as in effect on May 31, 2000, and (iv) the mandatory repurchase of the Bayview Warrant (or Common Stock issued upon exercise thereof) pursuant to Section 9 thereof as in effect on May 31, 2000;

            (vi) other with respect to the Permitted Issuances, authorize the issuance of any Common Stock or Convertible Securities at a price below Market Price; provided, that in the event that the Corporation receives stockholders' approval pursuant to Section 5.07 of the Purchase Agreement, this clause (vi) shall automatically terminate and be of no further force and effect;

            (vii) merge or consolidate with any Person; provided, that direct or indirectly wholly owned Subsidiaries of the Company may merge with and into the Company;

            (viii) sell, lease or otherwise dispose of any assets of the Corporation and its Subsidiaries outside of the ordinary course of business, consistent with past custom and practice, except for the sale or disposition of all or substantially all of the assets and/or capital stock of any of Midnite Express International Courier, Inc., a California corporation, Midnite Express International Couriers, Limited, a company organized under the laws of England and Wales, and Midnite Express International (AUS) Pty Ltd., an Australian corporation, on terms and conditions approved by the Corporation's Board of Directors;

            (ix) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes); and

            (x) create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Liens on all or substantially all of the assets of the Corporation and its Subsidiaries with respect to any Indebtedness which is in excess of $5,000,000 in the aggregate, other than such Liens existing as of May 31, 2000 ("Existing Liens") and Liens securing Indebtedness which refinances, replaces or amends the Indebtedness secured by such Existing Liens (provided that such Liens shall not extend to property other than property subject to such Existing Liens).

      Section 6.  Conversion.

      6A.   Conversion Procedure.

            (i) Subject to the terms of this Section 6, at any time and from time to time, any holder of Series B Preferred Stock may convert all or any portion of the Series B Preferred Stock (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $9.00 and dividing the result by the Conversion Price then in effect.

            (ii) Except as otherwise provided herein, each conversion of Series B Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series B Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series B Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

            (iii) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Redemption Price for such Share.

            (iv) Notwithstanding any other provision hereof, if a conversion of Series B Preferred Stock is to be made in connection with a transaction affecting the Corporation, the conversion of any Shares of Series B Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

            (v) As soon as possible after a conversion has been effected (but in any event within three (3) Business Days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

                  (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                  (b) payment of any amount payable under subparagraph
      (ix) below with respect to such conversion; and

                  (c) a certificate representing any Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

            (vi) The issuance of certificates for shares of Conversion Stock upon conversion of Series B Preferred Stock shall be made without charge to the holders of such Series B Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share of Series B Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

            (vii) The Corporation shall not close its books against the transfer of Series B Preferred Stock or of Conversion Stock issued or issuable upon conversion of Series B Preferred Stock in any manner which interferes with the timely conversion of Series B Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

            (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series B Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series B Preferred Stock.

            (ix) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series B Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

            (x) If the shares of Conversion Stock issuable by reason of conversion of Series B Preferred Stock are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder's option, upon surrender of the Shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

      6B.   Conversion Price.

            (i) In order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 6B.

            (ii) If and whenever after the original date of issuance of the Series B Preferred Stock, the Corporation issues or sells, or in accordance with Section 6C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Market Price of the Common Stock determined as of the date of such issue or sale, then immediately upon such issue or sale, the Conversion Price shall be reduced to the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such issue or sale by a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale multiplied by the Market Price of the Common Stock determined as of the date of such issuance or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, and the denominator of which shall be the product derived by multiplying the Market Price of the Common Stock by the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

            (iii) Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price hereunder with respect to (A) the issuance or granting of Common Stock, Options or Convertible Securities to employees, officers, consultants and directors of the Corporation and its Subsidiaries or the exercise thereof pursuant to the Stock Option Plans,
(B) the issuance or granting of Options for up to 75,000 shares of Common Stock (as adjusted for any stock splits, reverse stock splits, share combinations, stock dividends or similar reclassifications) to employees and consultants of the Corporation outside of the Stock Option Plans, (C) the issuance of Series B Preferred Stock upon exercise of the Preferred Warrants, (D) the issuance of Common Stock upon (i) exercise of the Warrant To Purchase Shares of Common Stock of United Shipping & Technology, Inc. or
(ii) the conversion of the 9% Convertible Subordinated Promissory Note, in each case, dated as of April 25, 2000, issued by the Company to J. Iver & Company ("Iver Note"), (E) the issuance of Common Stock upon exercise of the Warrant To Purchase Common Stock of United Shipping & Technology, Inc., dated as of September 24, 1999, issued to Bayview Capital Partners L.P. (the "Bayview Warrant"), (F) the issuance of Common Stock upon conversion of the Convertible Subordinated Note, dated as of September 24, 1999, issued by the Company to CEX Holdings, Inc. (the "CEX Convertible Note"),
(G) the issuance of no more than 100,000 shares of Common Stock (as adjusted for any stock splits, reverse stock splits, share combinations, stock dividends or similar reclassifications) to Jack D. Ashabranner II (or a trust solely for his benefit) solely as payment in satisfaction of a court-approved settlement of his claim against Corporate Express Delivery Systems, Inc., et al., pending in the United States District Court for the Southern District of Texas, Houston Division (Case No. H-98-1271), and (H) the issuance of Common Stock upon exercise of the Common Warrants (the issuances described in the foregoing clauses (A) through (H) being collectively referred to herein as the "Permitted Issuances").

      6C.   Effect on Conversion Price of Certain Events.  For purposes of determining the adjusted Conversion Price under paragraph 6B, the following shall be applicable:

            (i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Market Price of the Common Stock determined as of such time, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Market Price of the Common Stock determined as of such time, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

            (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of
Section 6C, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series B Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided, that (A) no such change shall at any time cause the Conversion Price hereunder to be increased, and
(B) no adjustment to the Conversion Price pursuant to this clause (iii) shall be made as a result of any adjustment to the exercise and/or conversion price with respect to the Bayview Warrant, CEX Convertible Note, the Common Warrants or the Preferred Warrants pursuant to and in accordance with the antidilution protection provisions of such securities as in effect on May 31, 2000.

            (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of Section 6C, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series B Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series B Preferred Stock.

            (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of at least two-thirds of the then outstanding Series B Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of at least two-thirds of the then outstanding Series B Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

            (vi) Integrated Transactions. In case any Option (other than the Common Warrants and the Preferred Warrants) is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

            (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

            (viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

      6D. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

      6E.   Reorganization, Reclassification, Consolidation, Merger or Sale.
Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock held by such holders, is referred to herein as an "Organic Change". Subject to Section 4F, prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions to insure that each of the holders of Series B Preferred Stock shall thereafter have the right to acquire and receive, in lieu of the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series B Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions to insure that the provisions of this Section 6 and Section 7 below shall thereafter be applicable to the Series B Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

      6F. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series B Preferred Stock; provided, that no such adjustment shall increase the Conversion Price or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Series B Preferred Stock as otherwise determined pursuant to this Section 6.

      6G.   Notices.

            (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series B Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

            (ii) The Corporation shall give written notice to all holders of Series B Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

            (iii) The Corporation shall also give written notice to the holders of Series B Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

      Section 7. Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Series B Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Series B Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

      Section 8. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series B Preferred Stock. Upon the surrender of any certificate representing Series B Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred Stock represented by the surrendered certificate.

      Section 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

      Section 10.  Definitions.

      "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through ownership of voting securities, contract or otherwise.

      "Bayview Warrant" has the meaning set forth in Section 6B(iii).

      "Change of Control" means: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above but excluding the Purchasers), becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the Voting Securities of the Company, or (iii) the first day on which a majority of the members of the board of directors are not Continuing Directors.

      "Common Stock" means, collectively, the Corporation's Common Stock, par value $0.004 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

      "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to subparagraphs 6C(i) and 6C(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

      "Common Warrants" means, collectively, the "Common Warrants" as defined in, and issued pursuant to, the Purchase Agreement, and any warrants issued in exchange, substitution or replacement therefor.

      "Continuing Directors" means individuals who constituted the Board of Directors of the Corporation on May 31, 2000 (the "Incumbent Directors"); provided, that any individual becoming a director during any year shall be considered to be an Incumbent Director if such individual's election, appointment or nomination was recommended or approved by at least two-thirds of the other Incumbent Directors continuing in office following such election, appointment or nomination present, in person or by telephone, at any meeting of the Board of Directors of the Corporation, after the giving of a sufficient notice to each Incumbent Director so as to provide a reasonable opportunity for such Incumbent Directors to be present at such meeting.

      "Conversion Price" means initially $9.00, subject to adjustment from time to time as set forth in Section 6.

      "Conversion Stock" means shares of the Corporation's Common Stock; provided, that if there is a change such that the securities issuable upon conversion of the Series B Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series B Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

      "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Indebtedness" means at a particular time, without duplication, (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness or other liability evidenced by any note, bond, debenture or other debt security,
(c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than ninety (90) days past due), (d) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit),
(e) any indebtedness or other liability guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (f) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (g) any indebtedness or other liability secured by a Lien on a Person's assets.

      "Iver Note" has the meaning set forth in Section 6B(iii).

      "Lien" means any lien, mortgage, pledge, security interest, restriction, charge or other encumbrance.

      "Liquidation Value" of any Share as of any particular date shall be equal to $9.00.

      "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of the twenty (20) consecutive trading days immediately prior to the day as of which "Market Price" is being determined. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of at least two-thirds of the then outstanding Series B Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of at least two-thirds of the then outstanding Series B Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

      "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

      "Person" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

      "Preferred Warrants" means, collectively, the "Preferred Warrants" and the "Additional Warrants" as defined in, and issued pursuant to, the Purchase Agreement, and any warrants issued in exchange, substitution or replacement therefor.

      "Purchase Agreement" means the Securities Purchase Agreement, dated as of May 15, 2000, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

      "Purchaser" means the "Purchasers" as defined in the Purchase Agreement and their respective Affiliates.

      "Stock Option Plans" means, collectively, the Corporation's 1995 Stock Option Plan, 1996 Director Stock Option Plan, and 2000 Stock Option Plan (if and only to the extent approved by the Company's stockholders).

      "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

      "Voting Securities" means securities of the Corporation ordinarily having the power to vote for the election of directors of the Corporation; provided, that when the term "Voting Securities" is used with respect to any other Person it means the capital stock or other equity interests of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

      Section 11. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 12 hereof without the prior written consent of the holders of at least two-thirds of the Series B Preferred Stock outstanding at the time such action is taken.

      Section 12. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).




                            AMENDED AND RESTATED
                         ARTICLES OF INCORPORATION
                                     OF
                     UNITED SHIPPING & TECHNOLOGY, INC.


         Pursuant to and in accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act (as amended, supplemented or superseded, the "URBCA"), the following are the Amended and Restated Articles of Incorporation of United Shipping & Technology, Inc., a Utah corporation (the "Corporation"):

                                 ARTICLE I

                                    NAME

         The name of the Corporation is United Shipping & Technology, Inc.

                                 ARTICLE II

                            PURPOSES AND POWERS

         The Corporation is organized to engage in any and all lawful acts, activities and/or pursuits for which corporations may presently or hereafter be organized under the URBCA.

         The Corporation shall have all powers allowed by law, including without limitation those powers described in Section 302 of the URBCA. The purposes stated herein shall be construed as powers as well as purposes and the enumeration of a specific purpose or power shall not be construed to limit or restrict the meaning of general terms or the general powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

                                ARTICLE III

                             AUTHORIZED SHARES

         The Corporation is authorized to issue two classes of shares. The total number of shares the Corporation is authorized to issue is One Hundred Million (100,000,000) shares. The preferences, limitations and relative rights of the two classes of shares of the Corporation are as follows:

                                Common Stock

         1. Number, Designation and Par Value. The Corporation is authorized to issue Seventy-five Million (75,000,000) shares designated as "Common Stock," each having par value of $.004 per share (the "Common Stock").

         2. Voting. All voting rights of the Corporation, subject to any preferences or rights that may be granted to the holders of the Preferred Stock (as defined below), shall be exercised by the holders of the Common Stock. No shareholder shall be entitled to any cumulative voting rights.

         3. Net Assets. The holders of the Common Stock, subject to any preferences or rights that may be granted to the holders of the Preferred Stock, shall be entitled to receive the net assets of the Corporation upon the dissolution of the Corporation.

         4. Payment. All shares of the Common Stock shall be fully paid and nonassessable.

                              Preferred Stock

         1. Number, Designation and Par Value. The Corporation is authorized to issue Twenty-five Million (25,000,000) shares designated as "Preferred Stock," each having par value of $.004 per share (the "Preferred Stock").

         2. Additional Terms. The Board of Directors of the Corporation, without shareholder action, may amend these Articles of Incorporation to establish additional terms of the Preferred Stock (or any series of the Preferred Stock) pursuant to and in accordance with Section 602 of the URBCA.

                                 ARTICLE IV

                          LIMITATION ON LIABILITY

         1. Within the meaning of and in accordance with Section 841 of the
URBCA:

                  a. Personal Liability. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken or failure to take any action as a director, except liability for (i) the amount of a financial benefit received by a director to which he is not entitled, (ii) an intentional infliction of harm on the Corporation or its shareholders, (iii) a violation of Section 842 of the URBCA, or (iv) an intentional violation of criminal law.

                  b. Modification. Any repeal or modification of Paragraph 1 of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                  c. Interpretation. Without limitation, Paragraph 1 of this Article IV shall be applied and interpreted, and shall be deemed to incorporate, any provision of the URBCA, as the same exists or may hereafter be amended, as well as any applicable interpretation of Utah law, so that personal liability of directors of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

         2. The personal liability of officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

                              MAILING ADDRESS

         If, upon completion of filing of the above Articles of Restatement, the Division elects to send a copy of the Articles of Restatement to the Corporation by mail, the address to which the copy should be mailed is:

                     United Shipping & Technology, Inc.
                     9850 51st Avenue North, Suite 110
                        Minneapolis, Minnesota 55442



      CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF SERIES A
                   CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                     OF
                                U-SHIP, INC.


         U-Ship, Inc., a corporation organized and existing under the laws of the State of Utah (the "Corporation"), hereby certifies (the
"Certificate") as follows:

         3. The name of the corporation is U-Ship, Inc. (the
"Corporation").

         4. That pursuant to authority vested in it by the provisions of its Articles of Incorporation, as amended, of the Corporation, the Board of Directors of said Corporation by action in writing by the Board of Directors taken pursuant to Section 16-10a-602 of the Utah Business Corporation Act ( "UBCA"), at which meeting a quorum of directors was present and acting throughout, and by action of the Committee thereof taken on March 23, 1998, did adopt, without shareholder action because shareholder action was not required pursuant to the Company's Articles of Incorporation, the following resolution authorizing the creation and issuance of a series of preferred stock designated as Series A Cumulative Convertible Preferred Stock:

         RESOLVED, that the Corporation hereby designates 4,500,000 shares of its authorized but unissued preferred shares, $0.004 par value, as Series A Cumulative Convertible Preferred Stock, which shall have the following designations, preferences, rights, qualifications, limitations and restrictions in addition to those set forth in the Articles of Incorporation, as amended, of the Corporation:

         1. Designation, Number of Shares, Stated Value.

         Four Million Five Hundred Thousand (4,500,000) shares of preferred stock shall be designated Series A Cumulative Convertible Preferred Stock (hereinafter sometimes referred to as the "Preferred Stock" or as this "Series"). Shares of this Series shall have a stated value of $0.60 per share.

         2. Voting Privileges.

         (a) General. Each holder of Preferred Stock shall have that number of votes on all matters submitted to the stockholders that is equal to the number of shares of Common Stock into which such holder's shares of Preferred Stock are then convertible, as hereinafter provided. Each holder of Common Stock shall have one vote on all matters submitted to the stockholders for each share of Common Stock standing in the name of such holder on the books of the Corporation. Except as otherwise provided herein, and except as otherwise required by agreement or law, the shares of capital stock of the Corporation shall vote as a single class on all matters submitted to the stockholders.

         (b) Additional Class Votes by Preferred Stock. Without the affirmative vote or written consent of the holders (acting together as a class) of a majority of the shares of Preferred Stock at the time outstanding, the Corporation shall not:

         (1) authorize or issue any additional shares of Preferred Stock, or any shares of stock having priority over Preferred Stock or ranking on a parity therewith as to the payment or distribution of assets upon the liquidation or dissolution, voluntary or involuntary, of the Corporation, or the payment of dividends; or

         (2) amend the Articles of Incorporation or this Certificate of the Corporation so as to alter any existing provision relating to Preferred Stock or the holders thereof or waive any of the rights granted to the holders of the Preferred Stock by the Articles of Incorporation of the Corporation or herein; or

         (3) sell, lease or otherwise dispose of all or substantially all of the assets of the Corporation or of any subsidiary of the Corporation, nor shall the Corporation consolidate with or merge into any other corporation or entity, or permit any other corporation or entity to consolidate or merge into the Corporation.

         (c) No Cumulative Voting. No holder of shares of capital stock of the Corporation shall have any cumulative voting rights.

         3. Dividends.

         (a) General. The holders of shares of Preferred Shares shall be entitled to receive cumulative cash dividends, when and as declared by the Board of Directors out of funds legally available therefor, at a rate of $0.030 per share per annum and no more, before any dividend or distribution in cash or other property (other than dividends payable in stock ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding-up) on any class or series of stock of the Corporation ranking junior to the Preferred Stock as to dividends or on liquidation, dissolution or winding-up shall be declared and paid or set apart for payment.

         (b) Payment. Dividends on the Preferred Stock shall be payable, when and as declared by the Board of Directors, on May 1 of each year, commencing May 1, 1999.

         (c) Dividends Cumulative. Dividends on the Preferred Stock shall be cumulative and accrue from and after the date of original issuance thereof, whether or not declared by the Board of Directors. Accrued dividends shall not bear interest.

         4. Other Terms of the Preferred Stock.

         (a) Liquidation Preference. In the event of an involuntary or voluntary liquidation or dissolution of the Corporation at any time, the holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Corporation an amount equal to the greater of (i) $.60 per share (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations, and similar changes hereafter effected), plus dividends unpaid and accumulated or accrued thereon, if any; or (ii) the amount per share of Common Stock which the holder of Preferred Stock would have received upon such event had the Preferred Stock been converted into shares of Common Stock (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereinafter effected). In the event of either an involuntary or a voluntary liquidation or dissolution of the Corporation payment shall be made to the holders of shares of Preferred Stock in the amounts herein fixed before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class of shares of the Corporation ranking junior to the Preferred Stock with respect to payment upon dissolution or liquidation of the Corporation. If upon any liquidation or dissolution of the Corporation, the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Preferred Stock the full amounts to which they respectively shall be entitled, the holders of such shares shall share pro rata in any such distribution.

         (b) Conversion Right. At the option of the holders thereof, beginning November 1, 1998, the shares of Preferred Stock, together with all accrued but unpaid dividends thereon (the "Dividends") shall be convertible, at the office of the Corporation (or at such other office or offices, if any, as the Board of Directors may designate), into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Corporation, at the conversion price, determined as hereinafter provided, in effect at the time of conversion, each share of Preferred Stock being deemed to have a value of $.60 for the purpose of such conversion. The price at which shares of Common Stock shall be delivered upon conversion of the Preferred Stock and Dividends (herein called the "Conversion Price") shall be initially $.60 per share of Common Stock (i.e., at an initial conversion rate of one share of Common Stock for each share of Preferred Stock), provided, however, that such initial Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided. The following provisions shall govern such right of conversion (where appropriate, references to the Preferred Stock shall also refer to the conversion of Dividends thereon):

         (1) Manner of Conversion. In order to convert shares of Preferred Stock into shares of Common Stock of the Corporation, the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at such office that such holder elects to convert such shares. Shares of Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of Common Stock of the Corporation issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver or cause to be issued and delivered at such office a certificate or certificates for the number of shares of Common Stock of the Corporation issuable upon such conversion.

                  Upon conversion of the Preferred Stock, accrued, unpaid dividends shall be paid in additional shares of Common Stock. Such additional shares of Common Stock shall be paid in full shares only with a cash payment (based upon an assumed value of $0.60 per share, subject to adjustment as provided in Section 4(b)(3)(iii)) equal to the Current Market Value of any fractional share.

         (2) Adjustment of Conversion Price; General. The Conversion Price shall be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Conversion Price each holder of shares of Preferred Stock shall thereafter be entitled to receive the number of shares of Common Stock of the Corporation obtained by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares issuable pursuant to conversion immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment.

         (3) Conversion Price Adjustment. The Conversion Price shall be subject to adjustment from time to time as follows:

                  (i) Common Stock Issued at Less Than the Conversion Price. If the Corporation shall issue any Common Stock other than Excluded Stock (as hereinafter defined) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance, the Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price determined by dividing (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance and (B) the consideration, if any, received by the Corporation upon such issuance, by (2) the total number of shares of Common Stock outstanding immediately after such issuance.

         For the purposes of any adjustment of the Conversion Price pursuant to clause (i), the following provisions shall be applicable:

                  (A) Cash. In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (B) Consideration Other Than Cash. In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment; provided that such fair value as determined by the Board of Directors shall not exceed the aggregate Current Market Price (as defined below) of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

                  (C) Options and Convertible Securities. In the case of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable);

                      1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

                      2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in subclauses
(A) and (B) above, if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

                      3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

                      4) on the expiration or cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

                      5) if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof; provided, however, that no increase in the Conversion Price shall be made pursuant to subclauses (1) or (2) of this subclause (C).

                  (ii) Excluded Stock. "Excluded Stock" shall mean (A) shares of Common Stock issued or reserved for issuance by the Corporation at any time as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock or Preferred Stock, or upon conversion of shares of Preferred Stock and (B) any shares of Common Stock to be issued to employees, consultants and advisors of the Corporation together with any such shares that are repurchased by the Corporation and reissued to any such employee, consultant or advisor, whether issued directly or pursuant to any stock option plan; and (C) shares of Common Stock issued pursuant to outstanding warrants, including warrants issued in connection with the issuance of the Preferred Stock. All shares of Excluded Stock, which the Corporation has reserved for issuance, shall be deemed to be outstanding for all purposes of computations under subparagraph 4(b)(3)(i).

                  (iii) Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

                  (iv) Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock or (ii) of evidence of indebtedness of the Corporation or any subsidiary or
(iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 4(b)(3)(iii) above), or (iv) of rights or warrants (excluding those referred to in subparagraph 4(b)(3)(i)(c) above), in each such case the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (A) the number of shares of Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date, less (B) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed.

                  (v) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Preferred Stock.

                  (vi) Rounding of Calculations; Minimum Adjustment. All calculations under this subparagraph (b) shall be made to the nearest cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this paragraph 4 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less that $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

                  (vii) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subparagraph (b) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph (b)(4) of this paragraph 4; provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

                  (viii) Current Market Price. The Current Market Price at any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for 20 consecutive trading days ending no more than 10 business days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 30 business day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by Nasdaq, if the Common Stock is traded over-the-counter and quoted in Nasdaq SmallCap Market, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by Nasdaq or any comparable system or, if the Common Stock is not listed on Nasdaq or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value as determined by the Board of Directors, irrespective of any accounting treatment.

                  (ix) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in subparagraph 4(b), the Corporation shall forthwith file, at the office of any transfer agent for the Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall, upon request of a holder of Preferred Stock, also cause a copy of such statement to be sent by mail, first class postage prepaid, to such holder at such holder's address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's chief financial officer. Where appropriate, such copy may be given in advance and may be included, as part of a notice required to be mailed under the provision of subparagraph (b)(4).

         (4) Notice of Certain Events. In case at any time:

             (i) the Corporation shall declare any cash dividend on its Common Stock at a rate in excess of the rate of the last cash dividend theretofore paid;

             (ii) the Corporation shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than regular cash dividends) to the holders of its Common Stock;

             (iii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

             (iv) there shall be any capital reorganization, or
                  reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or

             (v) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

             then, in any one or more of said cases, the Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the registered holders of Preferred Stock at the addresses of such holders as shown on the books of the Corporation, of the date on which (a) the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (b) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Corporation's transfer books are closed in respect thereto.

         (5) Board Adjustment. If any event occurs as to which in the opinion of the Board of Directors of the Corporation the other provisions of this paragraph (b) are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid.

         (6) Common Stock Defined. As used in this paragraph (b) the term "Common Stock" shall mean and include the Corporation's presently authorized Common Stock and shall also include any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares receivable pursuant to conversion of shares of Preferred Stock shall include shares designated as Common Stock of the Corporation as of the date of issuance of such shares of Preferred Stock, or, in case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph (4) above.

         (7) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Current Market Price per share of Common Stock as of the close of business on the day of conversion.

         (c) Mandatory Conversion. The Preferred Stock together with accrued unpaid Dividends shall automatically be converted into shares of Common Stock of the Corporation, without any act by the Corporation or the holders of the Preferred Stock, (i) concurrently with the closing of a public offering by the Corporation of shares of Common Stock of the Corporation registered under the Securities Act of 1933, as amended, in which (1) the aggregate public offering price of the securities sold for cash by the Corporation in the offering is at least $3,000,000, or such lower amount as may be approved by the holders of at least a majority of the shares of Preferred Stock then outstanding, and (2) the offering is underwritten on a firm commitment basis by an underwriter, or a group of underwriters represented by an underwriter or underwriters, unless this requirement is waived by the holders of at least a majority of the shares of Preferred Stock then outstanding (in which case such offering may be a "best-efforts" or company-sponsored offering), and (3) the public offering price per share of Common Stock is at least $2.00, or such lower amount as may be approved by the holders of at least a majority of the shares of Preferred Stock then outstanding. As used herein, the term "closing" shall mean the delivery by the Corporation to the underwriters or purchasers of the shares offered of certificates representing the shares of Common Stock of the Corporation offered to the public against delivery to the Corporation of payment therefor. The term "firm commitment basis" with respect to the underwriting of such public offering shall mean a commitment pursuant to a written underwriting agreement under which the nature of the underwriters' commitment is such that all securities will be purchased by such underwriters if any securities are purchased by such underwriters;
(ii) upon written notice of the Company at such time as the Current Market Price of the Corporation's Common Stock in the over-the-counter market is at least $2.00 per share (as adjusted from time to time to reflect stock splits, stock dividends, recapitalizations, combinations or the like) for at least twenty (20) trading days; or (iii) upon the merger or consolidation of the Corporation into or with another corporation, or upon the merger or consolidation of any other corporation into or with the Corporation or a plan of exchange between the Corporation and any other corporation (in which consolidation or merger or plan of exchange (x) the Corporation is not the surviving corporation, or (y) the stockholders of the Corporation existing prior to such event will not, upon the closing of such event, maintain voting control of the surviving Corporation).

         Each holder of a share of Preferred Stock so converted shall be entitled to receive the full number of shares of Common Stock into which such share of Preferred Stock held by such holder could be converted (i) in the event of a public offering above-described, if such holder had exercised its conversion right at the time of closing of such public offering, or (ii) in the event of a merger or exchange or consolidation above-described, if such holder had exercised its conversion right at the time of closing of such event without regard to the provisions of subparagraphs 4(b)(3)(i) through 4(b)(3)(ix) hereof. Upon such conversion, each holder of a share of Preferred Stock shall immediately surrender such share in exchange for appropriate stock certificates representing a share or shares of Common Stock of the Corporation.

IN WITNESS WHEREOF, this Certificate of Designation of Series A Preferred Stock is hereby executed on behalf of the Corporation by Bruce H. Senske, this 20th day of April, 1998.


U-SHIP, INC.



By  /s/ Bruce H. Senske
    --------------------------------------
    Bruce H. Senske, Chief Executive Officer